Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The balance sheet as of December 31, 2020, and the statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2020 and 2019, of Ring Energy, Inc. (the “financial statements”), included in Part IV of the Form 10-K for the fiscal year ended December 31, 2021, have been audited by Eide Bailly LLP, independent auditors, as stated in our report appearing herein.

We consent to the inclusion in the Form 10-K for the fiscal year ended December 31, 2021 of our report, dated March 16, 2021, on our audits of the financial statements of Ring Energy, Inc.

Denver, Colorado

March 16, 2022

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